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                                                                     Exhibit 3.3
                           CERTIFICATE OF DESIGNATION
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                             NOVATEL WIRELESS, INC.

         It is hereby certified that:

         1. The name of the corporation is Novatel Wireless, Inc. (the "Corporation").


         2. The Corporation was formed under the laws of the State of Delaware on April 26, 1996.

         3. The Certificate of Designation - Series B Convertible Preferred Stock is attached hereto as Exhibit A.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 9th day of May 2003.

                                                     /s/ Peter Leparulo
                                                     -------------------
                                                     Peter Leparulo
                                                     Chief Executive Officer
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                                                                       EXHIBIT A

                             NOVATEL WIRELESS, INC.

                      SERIES B CONVERTIBLE PREFERRED STOCK

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article IV of the Corporation's Amended and Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the capital stock of the Corporation, such series to be designated Series B Preferred Stock (the "Series B Preferred Stock"), to consist of 10,000 shares, par value $.001 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Amended and Restated Certificate of Incorporation) as follows:

         SECTION 1. DIVIDENDS. The holders of Series B Preferred Stock shall be entitled to receive, from funds legally available therefor, a cumulative dividend at the rate per annum of 8% of $1,000 per share of Series B Preferred Stock (such per share figure, which shall be adjusted to reflect appropriately any stock splits, combinations of the Series B Preferred Stock, and similar transactions, the "Initial Purchase Price") held by such holder, payable, subject to any applicable contractual restrictions, upon any liquidation, dissolution or winding up of the affairs of the Corporation, as described in
Section 2, upon any redemption described in Section 5, or otherwise quarterly in arrears when and as declared by the Board of Directors each January 1, April 1, July 1 and October 1 of the applicable year. No dividends shall be declared, or paid to the holders of common stock, par value $.001 per share, of the Corporation (the "Common Stock"), to the holders of the Series A Preferred Stock, par value $0.001 per share, of the Corporation ("Series A Preferred Stock") or any holders of any series of Preferred Stock having dividend and liquidation rights junior to the Series B Preferred Stock (such Series A Preferred Stock and any such other series of junior Preferred Stock, "Junior Preferred Stock") (except for in-kind distributions in connection with the conversion of such Junior Preferred Stock into Common Stock), unless the holders of Series B Preferred Stock have been paid in full all of the dividends to which they are entitled. The Series B Preferred Stock shall also participate in any dividend or distribution, other than a liquidating distribution, declared or paid on the Common Stock, pro rata, on the basis of the number of shares of Common Stock (as determined on an as-converted basis for the Series B Preferred Stock) into which such Series B Preferred Stock is then convertible.

         Subject to this Section 1, dividends may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board of Directors of the Corporation.

         SECTION 2. LIQUIDATION RIGHTS.

         (a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of each share of Series B Preferred Stock shall be entitled preferentially to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes an amount per share of Series B Preferred Stock equal to 150% times the sum of the

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Initial Purchase Price, plus all dividends accrued but unpaid thereon (the
"Liquidation Preference"), to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2(a).

         After payment in full of the Liquidation Preference to which the holders of the Series B Preferred Stock are entitled, distributions will be made to the holders of the Junior Preferred Stock until their respective liquidation preference has been paid in full.

         After payment in full of the liquidation preference to which the holders of the Junior Preferred Stock are entitled, distributions will be made to the holders of the Series B Preferred Stock, any series of Junior Preferred Stock which participates with the Common Stock upon liquidation and the Common Stock, in proportion to the number of shares of Common Stock (including shares of Common Stock issuable upon conversion of the Series B Preferred Stock and, as applicable, any such shares of Junior Preferred Stock) held by each such holder.

         Upon conversion of shares of Series B Preferred Stock into shares of Common Stock pursuant to Section 3, the holders of such Common Stock shall not be entitled to any preferential payment or distribution in case of any liquidation, dissolution or winding up, but shall share ratably in any distribution of the assets of the Corporation among the holders of Common Stock.

         (b) DISTRIBUTIONS OTHER THAN CASH. Whenever the distributions provided for in this Section 2 shall be payable in property other than cash, the value of such distributions shall be determined as follows: If the assets distributed are securities traded in a public market, the fair market value of such assets shall be the closing price of such securities reported for the business day immediately before such assets are distributed. If such assets are not traded in a public market, the Board of Directors of the Corporation shall initially determine fair market value in its reasonable good faith judgment. At the time of any such distribution, the Corporation shall provide the holders of the Series B Preferred Stock with written notice (within 10 days after the date of such distribution) of its fair market value determination. If the holders of a majority of the outstanding shares of Series B Preferred Stock ("Majority Holders") deliver written notice, within 30 days following the delivery of the Corporation's written notice, objecting to such determination, the fair market value of the assets distributed shall be determined pursuant to the Appraisal Procedure (as described in Section 3(c)(iii)(6) below), which determination shall be binding on the holders of the Series B Preferred Stock and the Corporation.

         (c) NOTICE. Written notice of any proposed liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date, the amount of the Liquidation Preference and the place where such Liquidation Preference shall be payable, shall be delivered to the holders of Series B Preferred Stock not less than 45 days prior to the proposed date of such proposed liquidation, dissolution or winding up.

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         SECTION 3. CONVERSION. The holders of Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):


         (a) OPTIONAL CONVERSION: SERIES B CONVERSION PRICE. Subject to Section 3(b), each share of Series B Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date such share was issued, at the office of the Corporation or any transfer agent for the Series B Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Initial Purchase Price plus an amount equal to all accrued and unpaid dividends by (ii) the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred Stock without the payment of any additional consideration by the holder thereof (the "Series B Conversion Price") shall initially be $0.70 per share of Common Stock. Such initial Series B Conversion Price shall be subject to further adjustment, in order to adjust the number of shares of Common Stock into which the Series B Preferred Stock is convertible, as hereinafter provided.

         (b) MECHANICS OF OPTIONAL CONVERSION. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for Series B Preferred Stock, shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the holder's name or the name or, subject to any legal or contractual restrictions on transfer thereof, names of the holder's nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued and shall pay any transfer or similar tax, if required. The date on which the holder satisfies all these requirements is the "Conversion Date". On the Conversion Date, all rights with respect to the Series B Preferred Stock so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder's attorney duly authorized in writing. No fractional share of Common Stock shall be issued upon the conversion of Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the applicable Series B Conversion Price then in effect. Within five business days after the Conversion Date, the Corporation shall issue and deliver to such holder of Series B Preferred Stock, or, subject to any legal or contractual restrictions on transfer thereof, to the holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

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         (c) ADJUSTMENTS TO THE CONVERSION PRICE.

            (i) SPECIAL PROVISIONS. For purposes of this Section 3(c), the following definitions shall apply:

               (1) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation (including those deemed to be issued pursuant to Section 3(c)(iii)(7)) after the first date on which a share of Series B Preferred Stock was issued (the "Series B Original Issue Date") for any reason, including without limitation as a result of sales of Common Stock or rights to acquire Common Stock, the issuance of Options, stock dividends, distributions payable in common stock, stock splits, reverse stock splits, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations or other similar event, other than:

                  (a) securities issued or issuable as a dividend or distribution on the Series B Preferred Stock;

                  (b) not more than ten shares of capital stock of the Corporation on an "as converted to common stock" basis, the issuance of which resulted from mathematical or other error or inadvertence, provided that the transaction in which such shares were issued was approved at the time by vote of a majority of the Board of Directors of the Corporation;

                  (c) the first 500,000 shares of Common Stock issued or issuable pursuant to Employee Equity Issuances after the Series B Original Issue Date (it being understood that the first such 500,000 shares shall not be subject to Section 3(c)(iii)(2), and any subsequent Employee Equity Issuances shall be subject to Section 3(c)(iii)(2); provided, further, such 500,000 share figure shall be appropriately adjusted to reflect transactions described in
Section 3(c)(ii) and Sections 3(d), 3(e) and 3(f));

                  (d) securities issued or issuable as a dividend or distribution on the Series A Preferred Stock upon the conversion of the Series A Preferred Stock to Common Stock; and

                  (e) any securities issued or issuable as a result of an adjustment of the Series B Conversion Price made pursuant to this Section 3(c).

               (2) "Convertible Securities" means any evidences of indebtedness, shares of stock, or other securities directly or indirectly convertible into or exchangeable for Common Stock or the value of which is otherwise derived from or based upon the value of the Common Stock.

               (3) "Employee Equity Issuances" means the issuance of shares of Common Stock or Options to officers, directors or employees of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors.

               (4) "Option" means any right, option, or warrant to subscribe for, purchase, or otherwise acquire Common Stock or Convertible Securities.

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            (ii) ADJUSTMENT OF THE SERIES B CONVERSION PRICE FOR DIVIDENDS,
DISTRIBUTIONS, SUBDIVISIONS, COMBINATIONS OR CONSOLIDATIONS OF COMMON STOCK.

               (1) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall be deemed to have issued Additional Shares of Common Stock in a stock dividend, stock distribution or subdivision, the Series B Conversion Price and the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock in effect immediately prior to such deemed issuance shall, concurrently with the effectiveness of such deemed issuance, be proportionately decreased or increased, as appropriate.

               (2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined, consolidated or otherwise changed, by recapitalizations, reclassifications, stock splits, reverse stock splits, exchanges of shares, separations, reorganizations, liquidations or otherwise, the Series B Conversion Price and the number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock in effect immediately prior to any such combination, consolidation or other event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

            (iii) ADJUSTMENT OF SERIES B PRICE CONVERSION PRICE FOR DILUTIVE ISSUANCES.

               (1) Dilutive Issuances (other than due to Employee Equity Issuances). If the Corporation shall issue, after the Series B Original Issue Date, any Additional Shares of Common Stock (other than issuances pursuant to transactions described in Section 3(c)(ii) but expressly excluding any new issuances concurrent with such transactions) without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to the issuance of such Additional Shares of Common Stock, the Series B Conversion Price in effect immediately prior to each such issuance shall forthwith be adjusted to be equal to the amount of consideration per share received in connection with such issuance. Notwithstanding the foregoing, the provisions of this Section 3(c)(iii)(1) shall not apply to Additional Shares of Common Stock issued through an Employee Equity Issuance.

               (2) Dilutive Issuances due to Employee Equity Issuances. If the Corporation shall issue, after the Series B Original Issue Date, any Additional Shares of Common Stock through an Employee Equity Issuance without consideration or for a consideration per share less than the Series B Conversion Price in effect immediately prior to the issuance of such Additional Shares of Common Stock, the Series B Conversion Price in effect immediately prior to each such issuance shall forthwith be adjusted to be equal to a price determined by multiplying the Series B Conversion Price then in effect by a fraction (which shall in no event be greater than one), the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at the Series B Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of such Additional Shares of Common Stock. For

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purposes of the foregoing computation, the number of shares of Common Stock outstanding shall be deemed to include all shares of Common Stock actually outstanding and all shares of Common Stock deemed to be outstanding as a result of the application of the rules set forth in subsection (c)(iii)(7).

               (3) In the case of the issuance of Additional Shares of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

               (4) In the case of the issuance of Additional Shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall initially be deemed to be the fair value thereof as determined in good faith by the Board of Directors. The Corporation shall provide the holders of the Series B Preferred Stock with written notice of its fair market value determination pursuant to this Section 3(c)(iii)(4) within 30 days following such issuance of the Additional Shares of Common Stock. If the Majority Holders deliver to the Corporation, within 30 days following delivery of the Corporation's written notice, written notice of their objection to such determination, the fair market value shall be determined pursuant to the Appraisal Procedure set forth in Section 3(c)(iii)(6), which determination shall be binding on the holders of the Series B Preferred Stock and the Corporation.

               (5) The consideration for Additional Shares of Common Stock issued together with other property of the Corporation for consideration that covers both shall be determined in good faith by the Board of Directors. The Corporation shall provide the holders of the Series B Preferred Stock with written notice of its fair market value determination pursuant to this Section 3(c)(iii)(5) within 30 days following such issuance of the Additional Shares of Common Stock. If the Majority Holders deliver to the Corporation, within 30 days following delivery of the Corporation's written notice, written notice of their objection to such determination, the fair market value shall be determined pursuant to the Appraisal Procedure set forth in Section 3(c)(iii)(6), which determination shall be binding on the holders of the Series B Preferred Stock and the Corporation.

               (6) Appraisal Procedure. In the event of a challenge to the fair market value determinations of the Board of Directors pursuant to Section 2(b) or the amount of consideration determined pursuant to Section 3(c)(iii)(4) or
Section 3(c)(iii)(5), the Corporation and the Majority Holders shall attempt to select an investment banking firm to resolve such dispute. In the event that the Corporation and the Majority Holders are unable to agree upon an investment banking firm, within 30 days following the delivery of the Holder's (or Majority Holders') written objection ("Objection Date"), the Corporation and the Majority Holders, within 45 days following the Objection Date, shall each select an investment banking firm with a national reputation and the two firms so selected shall agree upon a third investment banking firm, which shall resolve such dispute. The findings of the investment banking firm so selected shall be binding on the Corporation and the Majority Holders. The fees and costs of the investment banking firm selected shall be borne one-half by the Corporation and one-half by the Majority Holders challenging the valuation.

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               (7) In the case of the issuance of Options or Convertible
Securities, the following provisions shall apply for all purposes of this
Section 3(c)(iii):

                  (a) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such Options (and, in the case of Options to acquire Convertible Securities, the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities) shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in subsections (c)(iii)(3), (c)(iii)(4) and (c)(iii)(5)), if any, received by the Corporation upon the issuance of such Options plus the minimum exercise price provided in such Options (without taking into account potential antidilution adjustments) for the Common Stock covered thereby (plus, in the case of Options to acquire Convertible Securities, the minimum additional consideration, if any, deliverable upon conversion or exchange of such Convertible Securities).

                  (b) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such Convertible Securities (the consideration in each case to be determined in the manner provided in subsections (c)(iii)(3), (c)(iii)(4) and (c)(iii)(5)).

                  (c) If, following the issuance of Options or Convertible Securities and the determination of the impact of such issuance pursuant to subsection (c)(iii)(7)(a) or (c)(iii)(7)(b) above, there is any change in the number of shares of Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such Options or upon conversion of or in exchange for such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Series B Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities.

                  (d) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections (c)(iii)(7)(a) and
(c)(iii)(7)(b) shall be appropriately adjusted to reflect any change of the type described in subsection (c)(iii)(7)(c).

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                  (e) For purposes of Section 3, securities (including Options or Convertible Securities) shall be deemed to be issued on the earliest to occur of the grant, issuance, or sale of, or the fixing of a record date with respect to the distribution or issuance of, such securities.

         (d) ADJUSTMENTS FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event that at any time or from time to time after the Series B Original Issue Date, the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the actual conversion date, retained such securities receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

         (e) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. In the event that at any time or from time to time after the Series B Original Issue Date, the Common Stock issuable upon the conversion of Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 3(c)(ii) above, or a merger, consolidation, or sale of assets provided for in Section 3(f) below) then and in each such event the holder of any share or shares of Series B Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by the holder of a number of shares of Series B Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

         (f) ADJUSTMENT FOR MERGER, CONSOLIDATION OR SALE OF ASSETS. In the event that at any time or from time to time after the Series B Original Issue Date, the Corporation shall sell all or substantially all of its assets or merge or consolidate with or into another entity, each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of Series B Preferred Stock would have been entitled to receive upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interest thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

         (g) NO IMPAIRMENT. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including, without limitation, voluntary bankruptcy proceedings, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock under this Section 3 against impairment.

         (h) CERTIFICATE AS TO ADJUSTMENT. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this
Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment is based; provided, however, that the Corporation shall not be required to provide each holder with such a certificate more than one time per calendar quarter. The Corporation shall, upon the written request at any time of any affected holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price in effect at the time, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each share of Series B Preferred Stock.

         (i) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall deliver to each holder of Series B Preferred Stock at least twenty days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

         (j) COMMON STOCK RESERVE. The Corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series B Preferred Stock.

         (k) CERTAIN TAXES. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of Series B Preferred Stock, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Series B Preferred Stock.

         (l) CLOSING OF BOOKS. The Corporation shall at no time close its transfer books against the transfer of any Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series B Preferred Stock in any manner which interferes with the timely conversion or permitted transfer of such Series B Preferred Stock or Common Stock.

         SECTION 4. VOTING RIGHTS.

         (a) Except as otherwise provided herein or as required by law, the holders of the Series B Preferred Stock shall be entitled to notice of any meeting of stockholders and shall vote together with the holders of the Series A Preferred Stock and Common Stock as a single class upon any matter submitted to the stockholders for a vote. Holders of Series B Preferred Stock shall have that number of votes per share as is equal to the number of whole shares of Common Stock into which each such share of Series B Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting or on the date of any written consent.

         (b) Notwithstanding any other provision of this Section 4, in the event that it is determined by Nasdaq (after full process, including any appeal process available to the Corporation) that the voting provisions set forth in this Section 4 violate or conflict with Nasdaq Marketplace Rule 4351, the number of votes to which each share of Series B Preferred Stock is entitled shall be reduced to the extent required to comply with such rule.

         SECTION 5. REDEMPTION.

         (a) REDEMPTION AT OPTION OF THE HOLDER.

            (i) On or at any time following the earliest of:

               (A) a Change of Control (as defined below); and

               (B) the seventh anniversary of the Series B Original Issue Date.

then each holder of Series B Preferred Stock may elect to have the Corporation redeem from it, to the extent the Corporation has funds legally available for such purpose, and subject to Section 5(a)(iii), any or all shares of Series B Preferred Stock held by such holder; provided, however, that if a Change of Control occurs as a result of the acquisition by a holder of Series B Preferred Stock or such holder's "affiliates" (as such term is defined in Rule 405 under the Securities Act of 1933, as amended) of beneficial ownership of securities of the Corporation representing more than 50% of the voting power of the Corporation (whether such acquisition is made by such holder or such holder's affiliates, individually or as a member of a "group" (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934)), such holder shall not be entitled, as a result of such Change of Control, to require the Corporation to redeem its or its affiliates Series B Preferred Stock pursuant to this Section 5(a). Such election may be made only by delivering to the Corporation (x) a written notice signed by such holder specifying the number of shares of Series B Preferred Stock so to be redeemed, and (y) certificates for the shares of the Series B Preferred Stock so to be redeemed, together with stock powers therefor duty executed by such holder in blank (such written election, certificates and stock powers being referred to collectively as "Redemption Notice").

            (ii) The Corporation shall redeem from holders of Series B Preferred Stock from whom the Corporation received a Redemption Notice, within 30 days of its receipt of such Redemption Notice, all the shares of the Series B Preferred Stock as to which Redemption Notices have been given, to the extent the Corporation has funds legally available for such purpose, and subject to Section 5(a)(iii), by paying to the respective holders the amount equal to (x) the number of shares of Series B Preferred Stock submitted for redemption multiplied by (y)(i) the Liquidation Preference, plus (ii) all accrued but unpaid dividends thereon to and including the date of such redemption, whether or not declared.

            (iii) If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock are insufficient to redeem the total number of shares of Series B Preferred Stock submitted for redemption pursuant to Redemption Notices, those funds which are legally available will be used to redeem the maximum possible number of whole shares ratably among the holders of such shares who have submitted Redemption Notices as of such date of determination. The shares of Series B Preferred Stock not redeemed shall remain outstanding and, notwithstanding anything herein to the contrary, shall remain entitled to all rights and preferences otherwise provided herein.

         (b) REDEMPTION AT THE OPTION OF THE CORPORATION.

            (i) On or at any time following the seventh anniversary of the Series B Issue Date, the Corporation may redeem, in whole or in part, the Series B Preferred Stock at a redemption price per share equal to the Liquidation Preference as of the Redemption Date (the "Redemption Price"); provided, that the Corporation may not exercise such right of redemption unless: (i) the Registration Statement (as defined below) is effective, (ii) the average of the closing prices of the Common Stock as reported by The Nasdaq Stock Market over the twenty consecutive trading-day period ending not more than five business days prior to the date of the Corporation Notice (as defined below) is greater than or equal to the product of (x) the Series B Conversion Price in effect on the last day of such twenty consecutive trading-day period and (y) 2.50, and
(iii) during the period beginning on the date of the Corporation Notice (as defined below) and ending on the Redemption Date (as defined below) (1) the Corporation shall not have received any request from the SEC or any other federal or state governmental authority for amendments or supplements to the Registration Statement or related prospectus or for additional information; (2) no stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose shall have been issued by the SEC or any other federal or state governmental authority; (3) the Corporation shall not have received any notification with respect to the suspension of the qualification or exemption from qualification of the Common Stock for sale in any jurisdiction or the initiation of any proceeding for such purpose; and (4) there shall not have occurred any event or circumstance which would necessitate the making of any changes in the Registration Statement or related prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Any redemption effected pursuant to this Section (5)(b)(i) shall be made on a pro rata basis among the holders of the Series B Preferred Stock in proportion to the number of shares of Series B Preferred Stock then held by them.

            (ii) The Corporation shall provide written notice (the "Corporation Notice") by first class mail postage prepaid, to each holder of record (determined at the close of business on the business day next preceding the day on which the Corporation Notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, specifying the date of redemption (the "Redemption Date"), the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed; provided that the Redemption Date shall be not less than 10 days from the date of the Corporation Notice. Except as provided in Section (5)(b)(iii), on or after the Redemption Date, each holder of Series B Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Corporation Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

            (iii) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series B Preferred Stock designated for redemption in the Corporation Notice as holders of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred Stock. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

         (c) DEFINITIONS.

            (i) "Change of Control" shall mean: (i) the acquisition by any person or "group" (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934), of beneficial ownership of securities of the Corporation representing more than 50% of the voting power of the Corporation; or (ii) a merger or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation's securities prior to the first such transaction continue to hold at least a majority of the voting power of the surviving entity or acquirer of such assets.

            (ii) "Registration Effective Date" shall mean the first date on which the Registration Statement has been declared effective.

            (iii) "Registration Statement" shall mean the Corporation's registration statement under the Securities Act of 1933, as amended, covering the registration of (a) the shares of Common Stock issuable upon conversion of the Series B Preferred Stock and (b) the shares of Common Stock issuable upon exercise of the Warrants (as defined).

            (iv) "Warrants" shall mean, collectively, those Common Stock Purchase Warrants to purchase shares of Common Stock to be issued pursuant to the Securities Purchase Agreement by and among the Corporation and the other parties thereto.

         (d) NO REDEMPTION OF JUNIOR PREFERRED STOCK. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not redeem any shares of Junior Preferred Stock or any other shares of Preferred Stock that have liquidation or dividend rights that are subordinate to those of the Series B Preferred Stock; provided, however, the foregoing shall not prohibit the Corporation from redeeming shares of Series A Preferred Stock pursuant to
Section 5(a) of the Certificate of Designation of Series A Convertible Preferred Stock as in effect on the Series B Original Issue Date (the "Series A Certificate") if (x) a number of shares of Series B Preferred Stock equal to or greater than 80% of the sum of the total number of shares of Series B Preferred Stock (1) issued upon conversion of the Tranche I Notes (as defined in that certain Securities Purchase Agreement, dated as of March 12, 2003, by and between the Corporation and certain purchasers ("Securities Purchase Agreement")), and (2) issued and, as of the date of such Change of Control, issuable under the Sanmina Notes (as defined in the Securities Purchase Agreement), and (3) without duplication, any other shares of Series B Preferred Stock issued in connection with the Third Closing (as defined in the Securities Purchase Agreement) and any other shares of Series B Preferred Stock issued on the Series B Original Issue Date, have been either (1) redeemed, (2) submitted for redemption pursuant to a redemption notice under Section 5 of this Certificate of Designation and/or (3) converted into Common Stock pursuant to
Section 3 of this Certificate of Designation, and (y) the Corporation has actually redeemed all shares of Series B Preferred Stock as to which a redemption notice has been submitted to the Corporation.

         SECTION 6. NOTICES. All notices, requests, consents, demands and other communications required or permitted under this Series B Preferred Stock Certificate of Designation shall be in writing and shall be deemed to have been duly given, made and received (a) when delivered against receipt, (b) upon transmitter's confirmation of the receipt of a facsimile transmission, which shall be followed by an original sent otherwise in accordance with this Section 6, (c) upon confirmed delivery by a standard overnight carrier, or (d) if to a U.S. resident, upon expiration of three business days after the day when deposited in the U.S. mail, first class postage prepaid, addressed to the Corporation at its principal executive office, or at such other address of which the Corporation may notify the holders of Series B Preferred Stock from time to time, or if to a holder of Series B Preferred Stock or Common Stock, to such holder's address as shown by the records of the Corporation.

         SECTION 7. STATUS OF REACQUIRED SHARES. Shares of Series B Preferred Stock which have been issued and converted, redeemed or reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued Preferred Stock undesignated as to Series and may be redesignated and reissued.

         SECTION 8. ISSUANCE OF ADDITIONAL SHARES OF SERIES B. Except as required under the Securities Purchase Agreement, the Company may not issue shares of the Series B Preferred Stock without the consent of a majority of the shares of Series B Preferred Stock then outstanding.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Designation this 9th day of May 2003.

                             /s/ Peter Leparulo
                             -----------------------
                             Peter Leparulo
                             Chief Executive Officer